E:\DGARFIEL\FUNDS\BLKROCK\MISC\RNYNSR.SG1
     This report is signed on behalf of the Registrant in the
City of New York and State of New York on the      day of August,
1997.

THE BLACKROCK MUNICIPAL TARGET TERM TRUST INC.


Witness:    /s/ James Kong
By:    /s/ Henry Gabbay                      James Kong
Henry Gabbay
       Assistant Treasurer                             Treasurer